Exhibit (d)-(3)

INTERIM INVESTORS AGREEMENT

This Interim Investors Agreement (this “Agreement”) is made as of April 6, 2017 by and among:

A.	SEEK International Investments Pty Ltd., a proprietary company limited by shares existing under the laws of the Commonwealth of Australia (“SEEK”);

B.	Hillhouse Capital Management, Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Hillhouse Capital”);

C.	HH RSV-XVIII Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Hillhouse Investor”);

D.	Hillhouse Capital Fund III, L.P.,a Cayman Islands exempted limited partnership, (the “Hillhouse Equity Sponsor”, and together with Hillhouse Capital and Hillhouse Investor, the “Hillhouse Entities”);

E.	FV Investment Holdings, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“FountainVest Investment”);

F.	Bella Agent Holding Limited, a private company limited by shares incorporated under the laws of Hong Kong (“FountainVest Investor”);

G.	The Affiliate(s) of FountainVest Investment listed on the signature pages hereto as a “FountainVest Equity Sponsor” (collectively, the “FountainVest Equity Sponsors” and together with FountainVest Investment and FountainVest Investor, the “FountainVest Entities”); and

H.	Zebra Mergerco, Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Merger Company”).

The Hillhouse Equity Sponsor and the FountainVest Equity Sponsors are hereinafter collectively referred to as the “Equity Sponsors” and are party to this Agreement solely for purposes of Section 1.2 and Article III hereof.

SEEK, Hillhouse Capital, Hillhouse Investor, FountainVest Investment and FountainVest Investor are hereinafter collectively referred to as the “Consortium Members”, and individually, a “Consortium Member”.

SEEK, the Hillhouse Entities, the FountainVest Entities and Merger Company are hereinafter collectively referred to as the “Parties”, and individually, a “Party”.

Capitalized terms used but not defined herein shall have the meanings given thereto in the Merger Agreement (as defined below) unless otherwise specified herein.

RECITALS

WHEREAS, SEEK, Merger Company and Zhaopin Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), executed an Agreement and Plan of Merger dated as of April 6, 2017 (the “Merger Agreement”), pursuant to which Merger Company will merge with and into the Company (the “Merger”), with the Company continuing as the surviving company under the Merger;

WHEREAS, SEEK, Hillhouse Capital and FountainVest Investment executed a Consortium Agreement dated as of January 5, 2017 (the “Consortium Agreement”), pursuant to which they agreed to cooperate in connection with a proposal for the transactions contemplated by the Merger Agreement, including the Merger (collectively, the “Transactions”);

WHEREAS, on or about the date hereof, each of the Equity Sponsors entered into a letter agreement in favor of Merger Company (each such letter, such Equity Sponsor’s “Equity Commitment Letter”), pursuant to which the respective Equity Sponsor agrees, subject to the terms and conditions set forth therein, to fund and purchase securities in Merger Company immediately prior to the Closing in connection with the Transactions, including by way of an exchangeable promissory note that shall be automatically exchangeable for shares of the Surviving Company at or immediately following the Effective Time, upon the terms and conditions contemplated therein (the “Exchangeable Note”);

WHEREAS, on or about the date hereof, SEEK has executed and delivered to Merger Company a support agreement (the “Support Agreement”), providing that, among other things, SEEK agrees, upon the terms and subject to the conditions in the Support Agreement, (i) to vote all of the Shares held directly or indirectly by it in favor of the authorization and approval of the Merger Agreement and the Transactions, (ii) to receive no cash consideration for its Continuing Shares, (iii) that all of the Continuing Shares shall not be cancelled in the Merger and shall continue as ordinary shares of the Surviving Company at the Effective Time; and

WHEREAS, on or about the date hereof, each of the Hillhouse Equity Sponsor and the FountainVest Equity Sponsors have executed a limited guarantee in favor of the Company with respect to certain obligations of Merger Company under the Merger Agreement (each a “Limited Guarantee” and, collectively, the “Limited Guarantees”).

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual agreements and covenant set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

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I.           AGREEMENTS AMONG THE Consortium members.

1.1           Actions under the Transaction Documents.

(a)          Merger Company Actions under the Merger Agreement. Subject to Section 1.1(c), the Consortium Members, acting jointly, shall have the sole power, authority and discretion to cause Merger Company to take any action or refrain from taking any action in order to comply with its obligations, satisfy its closing conditions or exercise its rights under the Merger Agreement, including, without limitation, (i) determining that the conditions set forth in Section 8.01 and Section 8.02 of the Merger Agreement (the “Closing Conditions”) have been satisfied or waiving compliance with any agreement or condition in the Merger Agreement, including any Closing Condition, (ii) amending or modifying the Merger Agreement, (iii) determining to close the Merger, or (iv) terminating the Merger Agreement. Merger Company shall not, and the Consortium Members shall not permit Merger Company to, determine that any Closing Condition has been satisfied, waive any Closing Condition, amend or modify the Merger Agreement, determine to close the Merger (including any determination to modify the date, place and time of Closing or any agreement to extend or reduce the time contemplated for Closing pursuant to the Merger Agreement) or terminate the Merger Agreement unless such action has been approved in advance in writing by each Consortium Member (which approval shall not be unreasonably withheld, delayed or conditioned). Merger Company shall not take any action with respect to the Merger Agreement, including granting or withholding of waivers or entering into amendments, unless such actions are in accordance with this Agreement.

(b)          SEEK Actions under the Merger Agreement. SEEK, in its capacity as “Parent” under the Merger Agreement, shall not (i) determine that any Closing Condition has been satisfied or waiving compliance with any agreement or condition in the Merger Agreement, including any Closing Condition, (ii) amend or modify the Merger Agreement, (iii) determine to close the Merger (including any determination to modify the date, place and time of Closing or any agreement to extend or reduce the time contemplated for Closing pursuant to the Merger Agreement) or (iv) terminate the Merger Agreement, unless such action has been approved in advance in writing by each Consortium Member (which approval shall not be unreasonably withheld, delayed or conditioned). SEEK, in its capacity as “Parent” under the Merger Agreement, shall not take any action with respect to the Merger Agreement, including granting or withholding of waivers or entering into amendments, unless such actions are in accordance with this Agreement.

(c)          Merger Company Actions under other Transaction Documents. Except as otherwise provided in this Agreement, all decisions and actions to be made or taken (or not to be taken) by Merger Company in respect of its rights and obligations under this Agreement and the Support Agreement shall require the consent of each of the Consortium Members.

1.2           Equity Commitments and Continuing Shares.

(a)          No Modification. Each of the Equity Sponsors and Merger Company agree that it will not amend or modify the Equity Commitment Letter(s) to which it is a party, or withdraw, terminate or rescind in any respect its obligation to fund its Equity Commitment (as defined therein) set forth therein, in each case, other than for the reduction in its Equity Commitment specifically contemplated in such Equity Commitment Letter and in Sections 7.07(c)(i) and 7.07(d)(i) of the Merger Agreement.

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(b)          No Transfer. No Equity Sponsors shall transfer, directly or indirectly, its obligations and rights under its Equity Commitment Letter without the express prior written consent of SEEK; provided, that, without the prior written consent of SEEK, an Equity Sponsor may assign or delegate all or a portion of its obligations to fund the Equity Commitment to any of such Equity Sponsor’s Affiliates or any other investment fund or investment vehicle (a) advised or managed by such Equity Sponsor or any of its Affiliates or (b) advised or managed by the same investment managers who advise or manage such Equity Sponsor (or an Affiliate of such investment managers); provided, further, that no such assignment or transfer shall reduce the Equity Commitment or relieve such Equity Sponsor of its obligations under its Equity Commitment Letter, except to the extent actually performed or satisfied by such assignee or delegatee, as the case may be, and provided, finally, that any such assignee or delegatee, as the case may be, shall, as a condition to any such assignment or transfer, be obligated to become a party to this Agreement.

(c)          Enforcement. In the event that (a) (i) the Consortium Members determine that the Closing Conditions have all been satisfied or validly waived or (ii) an award of specific performance to fund the Equity Sponsors’ Equity Commitments is granted under Section 10.08 of the Merger Agreement and (b) an Equity Sponsor does not fund all or any portion of such Equity Sponsor’s Equity Commitment as set forth in such Equity Sponsor’s Equity Commitment Letter or asserts in writing its unwillingness to fund all or any portion of its Equity Commitment as is set forth in such Equity Sponsor’s Equity Commitment Letter (in each case in violation of the Merger Agreement or such Equity Sponsor’s Equity Commitment Letter), in addition to any other rights that SEEK or any of the other Consortium Members may have under this Agreement or otherwise under any other agreement, whether at law or equity, SEEK may cause Merger Company to enforce the provisions of the Equity Commitment Letter, and Merger Company shall enforce the provisions of the Equity Commitment Letter at the direction of SEEK, in accordance with the terms of the Merger Agreement and the Equity Commitment Letter.

1.3           Non-Equity Financing.

(a)          Each of the Consortium Members hereby confirms that it is its intention to seek to arrange Debt Financing to fund a portion of the consideration for the Transactions at the Closing.

(b)          Exhibit A sets forth the Consortium Members’ current intention with respect to the amount of Debt Financing and the sources and uses of other financing (other than the Equity Financing) which they currently intend to apply towards funding a portion of the consideration for the Transaction (such sources and uses, and such amounts in respect thereof, in each case as set forth on Exhibit A or as modified from time to time upon the mutual agreement of the Parties, the “Non-Equity Financing”), including through the use of Available Offshore Cash through the Joint Venture Dividend and Distribution and Available Offshore Cash Financing in accordance with Section 7.16 of the Merger Agreement.

(c)          The Consortium Members shall cooperate in good faith and consult regularly with each other concerning the Non-Equity Financing, the procurement of the Debt Financing and the financing of the Merger in general, and, in furtherance of and not in limitation of the foregoing, shall each use their respective commercially reasonable efforts to, and Hillhouse Investor and FountainVest Investor shall also each use their respective commercially reasonable efforts to cause Merger Company to:

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(i)          obtain Debt Financing in the form of a senior secured debt facility (with reputable international and/or domestic PRC banks) up to a maximum amount represented by a leverage of 2 x Net Debt/LTM EBITDA of the Company as soon as practicable, provided that such Debt Financing is obtainable on commercially reasonable terms and does not materially and adversely impact the ability of the Consortium Members and Merger Company to consummate the transactions contemplated under the Merger Agreement (including the proposed timing of the Closing after taking into account the Inside Date); it being further agreed that such commercially reasonable efforts for purposes of this subsection (i) will not be deemed to require any Party to accept Debt Financing terms that are more onerous (financially or otherwise) than the terms imposed on any other Consortium Members or inconsistent with market terms for similar transactions, including with respect to recourse, collateral, restrictive covenants, events of default, interest, penalty rates and other similar terms;

(ii)         coordinate with Debt Financing Sources to be identified and approved by the Consortium Members in connection with the Debt Financing;

(iii)        furnish the Debt Financing Sources with financial, know-your-client and other pertinent information relevant to the financial condition, business, operations and assets of such Consortium Member and its Affiliates, as may be reasonably requested by the Debt Financing Sources;

(iv)        negotiate, enter into and borrow under definitive agreements relating to Debt Financing to be provided at the Closing, in each case on terms satisfactory to and agreed by the Consortium Members jointly;

(v)         take all corporate or other actions reasonably requested by the Debt Financing Sources and reasonably practicable for such Consortium Member, (or Merger Company, as the case may be) to permit the consummation of the Debt Financing, including facilitating the pledging of collateral and, in connection therewith, executing and delivering any pledge and security documents, other definitive financing documents or certificates, and other documents as may be reasonably requested by the Debt Financing Sources;

(vi)        facilitate the Joint Venture Dividend and Distribution in accordance with Section 7.16 of the Merger Agreement; and

(vii)       consult with each other in good faith in advance of consulting with the Company regarding any Group Company’s entry into any definitive agreements in respect of Available Offshore Cash Financing in accordance with Section 7.16 of the Merger Agreement.

(d)          All actions and decisions of the Consortium Members with respect to Non-Equity Financing (including Debt Financing) shall require the unanimous approval of the Consortium Members, including (i) any the entry into, drawdown under, or amendment to, any Debt Financing Agreements, or (ii) material change to any plan or proposal regarding the Non-Equity Financing set forth on Exhibit A.

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1.4           Shareholders Agreement; Appointment of Directors.

(a)          Each of SEEK, Hillhouse Investor and FountainVest Investor agrees (and Hillhouse Capital and FountainVest Investment shall cause Hillhouse Investor and FountainVest Investor, respectively) to enter into definitive documentation concurrently with or immediately following the Closing, negotiated in good faith with the other Consortium Members, which shall include a shareholders’ agreement in respect of the management and governance of the Surviving Company post-Closing, which shall contain terms substantially the same in all material respects with those set forth on Exhibit B hereto (the “Shareholders Agreement”) and to cause Merger Company to adopt memorandum and articles of association that would become the memorandum and articles of association for the Surviving Corporation post-Closing pursuant to the terms of the Merger Agreement and Plan of Merger, which memorandum and articles of association shall contain terms substantially consistent in all material respects with those set forth on Exhibit B hereto and the Shareholders Agreement and, to the extent not inconsistent with the terms set forth on Exhibit B hereto and the Shareholders Agreement, other customary provisions.

(b)          Each of the Consortium Members hereby agrees to take (or cause to be taken) all actions, if any, required to be taken by each, such that the board of directors of Merger Company immediately prior to the Effective Time and the board of directors of the Surviving Company immediately following the Effective Time shall be constituted as contemplated by Clause 8.2 of Exhibit B hereto and the corresponding provisions of the Shareholders Agreement (once agreed and executed by the applicable Consortium Members and the other parties thereto).

1.5           Capitalization of Merger Company and Surviving Company.

(a)          Each of Hillhouse Investor, FountainVest Investor and Merger Company hereby covenant to SEEK that (i) the authorized share capital of Merger Company shall consist of 50,000,000 ordinary shares, of which immediately prior to the Effective Time of the Merger, two (2) ordinary shares shall be issued and outstanding, one of which will owned by the Hillhouse Investor and the other of which will be owned by the FountainVest Investor.

(b)          The Consortium Members agree that, after giving effect to (i) the contribution to Merger Company by the Equity Sponsors of the amount of cash contemplated to be funded by each of the Equity Sponsors under their respective Equity Commitment Letters immediately prior to the Effective Time, and, as applicable, the issuance and exchange of the Exchangeable Notes for shares of the Surviving Company as contemplated therein, (ii) the conversion of the shares of Merger Company into shares of Surviving Company pursuant to Section 2.01(f) of the Merger Agreement and the Plan of Merger, (iii) the number of SEEK’s Continuing Shares which shall not be entitled to receive the Per Share Merger Consideration in the Merger and shall continue to exist without interruption following the Effective Time pursuant to the terms and conditions of the Support Agreement, the Merger Agreement and the Plan of Merger, each of SEEK, Hillhouse Investor and FountainVest Investor will own (it being agreed that the Consortium Members shall, if necessary, cause the Surviving Company to issue such number shares of Surviving Company such that each of SEEK, Hillhouse Investor and FountainVest Investor will own ) at or immediately following the Effective Time the percentage and class of equity interests of the Surviving Company contemplated by Exhibit C (the “Equity Ownership Percentage”), and, at the Effective Time and immediately thereafter, the Surviving Company will not have any other outstanding equity interests (including any options, warrants or any similar security exercisable for, or convertible into, such capital stock or other security or other rights to purchase equity interests) other than any participation or preemptive rights provided for in Exhibit B hereto and the corresponding provisions of the Shareholders Agreement (once agreed and executed by the Relevant Consortium Members and the other parties thereto) and the options to acquire equity interests of the Company held by the certain management employees of the Company as contemplated by Exhibit B hereto and the corresponding provisions of the Shareholders Agreement (once executed by the applicable Consortium Members and the other parties thereto).

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(c)          Each of the Parties agrees and covenants that it will not issue, sell, grant, pledge or otherwise encumber, or authorize any of the foregoing with respect to, any shares of Merger Company’s capital stock or other securities (including any options, warrants or any similar security exercisable for, or convertible into, such capital stock or other security) or enter into any Contract or otherwise make a commitment to do any of the foregoing, other than pledges or encumbrances on its capital stock (or the Exchangeable Notes contemplated under the Equity Commitment Letters, as applicable) in connection with the arrangement of Debt Financing (if applicable) and the issuance of shares at the Effective Time pursuant to the Equity Commitment Letters (or as applicable, the issuance and exchange of the Exchangeable Notes contemplated thereunder).

1.6           Required Information.

Each of Hillhouse Capital and FountainVest Investment, on behalf of itself and its respective Affiliates, agrees to promptly provide to SEEK (and no later than five (5) Business Days after SEEK makes such written request) any information about such Party (or its Affiliates) that SEEK reasonably determines upon the advice of counsel is required to be included in (i) the Proxy Statement, (ii) the Schedule 13E-3 or (iii) any other filing or notification with any Governmental Authority in connection with the Merger and the transactions contemplated by the Merger Agreement, this Agreement, the Equity Commitment Letters, the Limited Guarantee or any other agreement or arrangement to which it is a party relating to the Transactions. Each of Hillhouse Capital and FountainVest Investment shall reasonably cooperate with SEEK in connection with the preparation of the foregoing documents to the extent such documents relate to their respective Equity Sponsor(s) (or its Affiliates). Each of Hillhouse Capital and FountainVest Investment agrees to permit the Company to publish and disclose in the Proxy Statement (including all documents filed with the SEC in accordance therewith), its and its respective Affiliates’ identity and beneficial ownership of Shares or other equity securities of the Company and the nature of such Party’s commitments, arrangements and understandings under this Agreement, the Equity Commitment Letters, the Limited Guarantee or any other agreement or arrangement to which it (or their respective Affiliate) is a party relating to the Transactions. Each of Hillhouse Capital and FountainVest Investment hereby represents and warrants to SEEK as to itself and the other of the Hillhouse Entities or the FountainVest Entities, as applicable, that, solely with respect to any information supplied by such Party in writing pursuant to this Section 1.6, none of such information contained or incorporated by reference in the Proxy Statement will at the time of the mailing of the Proxy Statement to the shareholders of the Company, at the time of Company Shareholders’ Meeting, or at the time of any amendments thereof or supplements thereto, and none of such information supplied or to be supplied by such Equity Sponsor for inclusion or incorporation by reference in the Schedule 13E-3 to be filed with the SEC concurrently with each filing of the Proxy Statement will, at the time of such filing with the SEC, or at the time of filing with the SEC any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If required under applicable Law or requested by applicable Governmental Authorities following the time that all of the relevant facts and circumstances of a Party’s involvement in the transaction are provided to such Governmental Authorities and such Party has had a reasonable amount of time (taking into consideration the status of the applicable Governmental Authority’s clearance of other related documents and filings relating to this transaction, such as the Proxy Statement) to present and explain its positions with the applicable Governmental Authority, such Party agrees to join (and to cause its Affiliates to join) as a filing party to any Schedule 13E-3 filing discussed in the previous sentence.

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1.7           Consummation of the Transaction.

(a)          Subject to the terms and conditions of this Agreement, each of the Consortium Members agrees and undertakes to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, the Merger Agreement or any other agreement contemplated hereby or thereby.

(b)          Each of the Consortium Members and Merger Company agrees and undertakes to SEEK that, prior to the termination of this Agreement, it will not to knowingly take any action (including, in the case of a Hillhouse Investor or FountainVest Investor, cause Merger Company to take any action) that would make any of its representations or warranties contained herein or any of the representations or warranties of Merger Company under the Merger Agreement untrue or incorrect or have or could have the effect of preventing, impeding or interfering with or adversely affecting its performance of its obligations under this Agreement or the performance by Merger Company of its obligations under the Merger Agreement.

(c)          SEEK agrees and undertakes to each of the Consortium Members and Merger Company that, prior to the termination of this Agreement, it will not to knowingly take any action that would make any of its representations or warranties contained herein or under the Merger Agreement untrue or incorrect or have or could have the effect of preventing, impeding or interfering with or adversely affecting its performance of its obligations under this Agreement or the Merger Agreement.

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(d)          In the event that the Consortium Members determine that the Closing Conditions are satisfied or waived in accordance with the terms of the Merger Agreement and this Agreement, or SEEK and Merger Company are otherwise obligated to consummate the Merger in accordance with the terms of the Merger Agreement, all of the Consortium Members other than any Failing Sponsor and its Affiliates (the “Closing Investors”) acting unanimously shall have the right to terminate the participation in the Transactions of any Equity Sponsor (a “Failing Sponsor”) that (i) breaches its obligation under such Equity Sponsor’s Equity Commitment Letter to fund the Equity Commitment (as defined therein) or (ii) asserts in writing its unwillingness to fund such Equity Commitment; provided, that such termination shall not affect the rights or remedies of the Closing Investors against such Failing Sponsor with respect to such breach or threatened breach. If the Closing Investors terminate a Failing Sponsor’s participation in the Transactions pursuant to the immediately preceding sentence, the Closing Investors acting unanimously may offer one or more Closing Investors or new investors the opportunity to provide equity financing for the Transactions to replace the amount of such Failing Sponsor’s Equity Commitment.

1.8           Appointment of Advisors,

(a)          The Parties agree that the Consortium Members shall be responsible for engaging (including the scope and engagement terms), terminating or changing all joint Advisors to Consortium Members in connection with the Transactions (such joint Advisors to the Consortium agreed in writing by all of the Consortium Members in accordance with this Section 1.8(a), the “Joint Advisors”). The Parties represent, warrant and undertake to each other that, as of the date hereof, they have not engaged any Joint Advisors. Any engagement, termination or change of the Joint Advisors shall require the prior unanimous consent of the Consortium Members (which shall not be unreasonably withhold, conditioned or delayed). For purposes of this Agreement, “Advisors” means any legal, financial, tax, forensic accounting or other advisors or consultants of a Party appointed in connection with the Transactions.

(b)          Except as otherwise provided in Section 1.8(a), if a Party requires separate representation in connection with specific issues arising out of the Transactions, such Party may retain other Advisors to advise it, provided that such Party shall (i) provide prior notice to other Parties of such retention and (ii) subject to Sections 1.9(e) and (g), be solely responsible for the fees and expenses of such separate Advisors, unless each Party agrees in writing that the fees and expenses incurred by such separate Advisor will be treated as Consortium Transaction Expenses and reimbursable pursuant to Section 1.9.

(c)          The Consortium Members will take such action as reasonably necessary to ensure that each Joint Advisor keeps them reasonably informed of such Joint Advisor’s fees and expenses contributing to Consortium Transaction Expenses (including providing the Consortium Members with a then-current summary of all fees and expenses incurred by such Joint Advisors upon the reasonable request of a Consortium Member), and SEEK shall keep the Equity Sponsors reasonably informed on a periodic basis of the fees and expenses of SEEK’s Advisors incurred in connection with the Transactions and subject to reimbursement pursuant to Section 1.9(e).

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1.9           Termination Fee and Expenses.

(a)          If the Merger Agreement is terminated in accordance with the terms thereof and SEEK is required to (i) pay the Parent Termination Fee pursuant to Section 9.02(b) or Section 9.03(a) or Section 9.03(b) of the Merger Agreement, (ii) reimburse the costs and expenses in connection with the Company’s collection of either the Parent Termination Fee or the Merger Company Termination Fee pursuant to Section 9.06(d) of the Merger Agreement and/or (iii) reimburse or indemnify any reasonable and documented out-of-pocket costs and expenses of the Company, the Company Subsidiaries or their respective Representatives (as defined in the Merger Agreement) incurred in connection with the arrangement of the Debt Financing or Available Offshore Cash Financing pursuant to Section 7.08(b) or Section 7.16(f) of the Merger Agreement, as applicable, and there is a Defaulting Party (as defined below), and SEEK is not a Defaulting Party, then such Defaulting Party or Defaulting Parties shall pay to SEEK an amount equal to the sum of (A) the Parent Termination Fee pursuant to Section 9.02(b) or Section 9.03(a) or Section 9.03(b) of the Merger Agreement , (B) the costs and expenses in connection with the Company’s collection of the Parent Termination Fee or the Merger Company Termination Fee pursuant to Section 9.06(d) of the Merger Agreement and/or (C) any reasonable and documented out-of-pocket costs and expenses of the Company, the Company Subsidiaries or their respective Representatives incurred in connection with the arrangement of the Debt Financing or Available Offshore Cash Financing pursuant to Section 7.08(b) or Section 7.16(f) of the Merger Agreement, to the extent as applicable, by wire transfer of same day fund within three (3) Business Days following such termination of the Merger Agreement. If there is more than one Consortium Member other than SEEK that is a Defaulting Party, each Defaulting Party’s obligations under the immediately preceding sentence shall be reduced to its Pro Rata Portion of such termination, break-up or other fees or amounts payable by SEEK to the Company. A “Defaulting Party” is a Consortium Member whose failure and/or the failure of its Affiliates (other than, in the case of SEEK, the Company and its Subsidiaries) to (i) perform their respective obligations under its Equity Commitment Letter (if any), the Support Agreement (if party thereto), and/or this Agreement or (ii) to cause Parent or Merger Company (as applicable) to comply with their respective obligations under the Merger Agreement (including obligations in respect of Parent or Merger Company under the Agreement), in each case, that results in the termination of the Merger Agreement pursuant to its terms thereof. A Defaulting Party’s “Pro Rata Portion” for purposes of this Section 1.9 is a fraction, the numerator of which is the Equity Ownership Percentage of such Defaulting Party (or its Affiliates) and the denominator of which is the aggregate Equity Ownership Percentage of all Defaulting Parties (or their Affiliates).

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(b)          If the Merger Agreement is terminated in accordance with its terms thereof and Merger Company is required to (i) pay the Merger Company Termination Fee pursuant to Section 9.02(b) or Section 9.03(a) or Section 9.03(b) of the Merger Agreement, (ii) reimburse the costs and expenses in connection with the Company’s collection of either the Parent Termination Fee or the Merger Company Termination Fee pursuant to Section 9.06(d) of the Merger Agreement and/or (iii) reimburse or indemnify any reasonable and documented out-of-pocket costs and expenses of the Company, the Company Subsidiaries or their respective Representatives incurred in connection with the arrangement of the Debt Financing or Available Offshore Cash Financing pursuant to Section 7.08(b) or Section 7.16(f) of the Merger Agreement, as applicable, and SEEK is a Defaulting Party, and none of the other Consortium Members is a Defaulting Party, then SEEK shall pay to Merger Company an amount equal to the sum of (A) the Merger Company Termination Fee pursuant to Section 9.02(b) or Section 9.03(a) or Section 9.03(b) of the Merger Agreement, (B) the costs and expenses in connection with the Company’s collection of the Parent Termination Fee or the Merger Company Termination Fee pursuant to Section 9.06(d) of the Merger Agreement and/or (C) any reasonable and documented out-of-pocket costs and expenses of the Company, the Company Subsidiaries or their respective Representatives incurred in connection with the arrangement of the Debt Financing or Available Offshore Cash Financing pursuant to Section 7.08(b) or Section 7.16(f) of the Merger Agreement, to the extent as applicable, by wire transfer of same day fund within three (3) Business Days following such termination of the Merger Agreement.

(c)          If the Merger Agreement is terminated in accordance with its terms thereof and Merger Company is required to (i) pay the Merger Company Termination Fee pursuant to Section 9.02(b) or Section 9.03(a) or Section 9.03(b) of the Merger Agreement, (ii) reimburse the costs and expenses in connection with the Company’s collection of either the Parent Termination Fee or the Merger Company Termination Fee pursuant to Section 9.06(d) of the Merger Agreement and/or (iii) reimburse or indemnify any reasonable and documented out-of-pocket costs and expenses of the Company, the Company Subsidiaries or their respective Representatives incurred in connection with the arrangement of the Debt Financing or Available Offshore Cash Financing pursuant to Section 7.08(b) or Section 7.16(f) of the Merger Agreement, as applicable, and one of the Hillhouse Entities or FountainVest Hillhouse Entities is a Defaulting Party, then such Consortium Member (together with its Affiliates) shall pay to Merger Company an amount equal to the sum of (A) the Merger Company Termination Fee pursuant to Section 9.02(b) or Section 9.03(a) or Section 9.03(b) of the Merger Agreement, (B) the costs and expenses in connection with the Company’s collection of the Parent Termination Fee or the Merger Company Termination Fee pursuant to Section 9.06(d) of the Merger Agreement and/or (C) any reasonable and documented out-of-pocket costs and expenses of the Company, the Company Subsidiaries or their respective Representatives incurred in connection with the arrangement of the Debt Financing or Available Offshore Cash Financing pursuant to Section 7.08(b) or Section 7.16(f) of the Merger Agreement, to the extent as applicable, by wire transfer of same day fund within three (3) Business Days following such termination of the Merger Agreement. If there is more than one Defaulting Party, each Defaulting Party’s obligations under the immediately preceding sentence shall be reduced to its Pro Rata Portion of such termination, break-up or other fees or amounts payable by Merger Company to the Company.

(d)          If the Merger Agreement is terminated in accordance with the terms thereof and (x) SEEK is required to pay, reimburse or indemnify the termination, break-up or other fees or amounts set forth in Section 1.9(a)(i)-(iii) and (y) Merger Company is required to pay, reimburse or indemnify the termination, break-up or other fees or amounts set forth in Section 1.9(b)(i)-(iii), and SEEK and one of the Hillhouse Entities or FountainVest Entities are each a Defaulting Party, then each of such Defaulting Parties shall assume responsibility for the payment of the amounts set forth in Section 1.9(a)(A)-(C) and Section 1.9(b)(A)-(C), as allocated among such Defaulting Parties pursuant to their respective Pro Rata Portions of such termination, break-up or other fees or amounts payable by SEEK or Merger Company, as applicable.

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(e)          Upon consummation of the Merger, the Surviving Company shall reimburse the Consortium Members for, or pay on behalf of the Consortium Members, as the case may be: (i) the reasonable out-of-pocket costs and expenses incurred by the Consortium Members (but not any of their separate Advisors) in connection with any due diligence investigation conducted by the Consortium Members in connection with the Transactions, (ii) fees, expenses and disbursements payable to any Joint Advisors as contemplated by Section 1.8(a), (iii) the reasonable out-of-pocket costs and expenses incurred by the Consortium Members in connection with the formation of Merger Company; (iv) the fees, expenses and disbursements payable to the Debt Financing Sources or Advisors retained by or on behalf of the Consortium Members in connection with the Debt Financing, including without limitation, all counsel and advisors to the Debt Financing Sources providing the Debt Financing (the fees, expenses and disbursements contemplated by this Section 1.9(e)(iv) are referred to herein as the “Financing Fees” and, together with the fees, expenses and disbursements referred to in Sections 1.9(e)(ii) and (iii), the “Consortium Transaction Expenses”); (iv) solely with respect to SEEK, the fees, expenses and disbursements payable or incurred by SEEK to O’Melveny & Myers LLP, Walkers Global and King & Wood Mallesons (each of which, for the avoidance of doubt, is a separate Advisor for SEEK) in connection with the Transactions, and (v) in respect of the Hillhouse Entities and FountainVest Entities, the fees, expenses and disbursements payable or incurred by each Party that (itself or through its Affiliates) is a Closing Investor, to any separate Advisors engaged by such Hillhouse Entity or FountainVest Entity in connection with the Transactions as contemplated under Section 1.8(b), up to an aggregate of US$600,000 for the Hillhouse Entities and US$600,000 for the FountainVest Entities.

(f)          If the Merger is not consummated (and Section 1.9(g) of this Agreement does not apply), each of SEEK, Hillhouse Capital and FountainVest Investment agrees to (i) pay its pro rata amount of the Consortium Transaction Expenses as determined based on its (or its Affiliate’s) contemplated ownership percentage of the Surviving Company set forth on Exhibit C hereto relative to each other (provided, that, for the avoidance of doubt, neither SEEK, Hillhouse Capital, FountainVest Investment nor any other Consortium Member shall be responsible under this Section 1.9(f) for any Consortium Transaction Expenses accruing prior to the date such Joint Advisors were engaged by SEEK, Hillhouse Capital and FountainVest Investment pursuant to Section 1.8(a) unless such Party engaged such Advisor (in which case, such Party shall be exclusively liable) and (ii) bear its own costs and expenses incurred in connection with the Transactions including fees, expenses and disbursements payable to any separate Advisor engaged by such Consortium Member as contemplated by Section 1.8(b).

(g)          If the Merger is not consummated, and one or more of the Consortium Members is a Defaulting Party or a Failing Sponsor, then each such Defaulting Party or Failing Sponsor shall (with joint and several liability in the case there is more than one Defaulting Party and/or Failing Sponsor) promptly reimburse each other Consortium Members who is not a Defaulting Party or Failing Sponsor (each, a “Non-Defaulting Party”) for all of its out-of-pocket costs and expenses incurred in connection with the Transactions, including any (i) Consortium Transaction Expenses and (ii) fees, expenses and disbursements payable to any separate Advisors retained by such Non-Breaching Investor pursuant to Section 1.8(b) in connection with the Transactions.

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(h)          (i) SEEK shall be entitled to receive any termination, break-up or other fees or amounts payable to it by the Company pursuant to the Merger Agreement and (ii) the Equity Sponsors shall be entitled to receive any termination, break-up or other fees or amounts payable to Merger Company by the Company pursuant to the Merger Agreement, allocated among the Equity Sponsors in proportion to their respective Equity Commitment (as defined under the Equity Commitment Letters), in each case, net of the Consortium Transaction Expenses payable by such Equity Sponsor pursuant to this Section 1.9.

(i)          Notwithstanding anything to the contrary in this Agreement, to the extent that the Limited Guarantee of either the Hillhouse Equity Sponsor or the FountainVest Equity Sponsors is enforced and neither such Party nor any of its Affiliates is a Defaulting Party, the Defaulting Party (or Defaulting Parties, as applicable) shall promptly pay (or reimburse, as applicable) the amount of the “Obligations” (as defined in the Limited Guarantee) (or its applicable portion of the Obligations in the case of more than one Defaulting Party) that is payable thereunder directly to the Hillhouse Equity Sponsor or the FountainVest Equity Sponsors (as applicable) (i.e., the non-Defaulting Party), in lieu of payment (or reimbursement, as applicable) to Merger Company as otherwise required under the Limited Guarantee and by this Agreement.

1.10         Litigation.

Subject to the immediately following sentence, SEEK shall be entitled to lead the management, prosecution, and defense of any Action before any Governmental Authority or arbitrator brought against Parent and/or Merger Company by the Company or its Subsidiaries or any of the Company’s shareholders (other than SEEK and its Affiliates other than the Company and its Subsidiaries); provided, that SEEK shall not settle any such Action or take any material actions with respect to the foregoing without the consent of each of the Parties that is (or is Affiliated with) a party thereto (such consent not to be unreasonably withheld, delayed or conditioned); provided, further, that SEEK shall consult with and keep the Hillhouse Entities and FountainVest Entities reasonably apprised of such Action, including status and developments in respect of the same; provided, finally, that any Party that is party to any such litigation or other action may settle any such Action solely as to itself so long as such settlement (i) does not involve non-monetary damages or adverse admissions, (ii) results in a complete dismissal from any claims against such Party in such litigation or action and (iii) does not prejudice the other Parties with respect to such litigation or action or any related litigation or action. Notwithstanding anything to the contrary contained in this Agreement, each Party shall have the exclusive right to manage, prosecute, defend, compromise and/or settle, in its sole discretion, any Action before any governmental authority or arbitrator brought solely against such Party by the Company or any of its shareholders or Subsidiaries that does not relate to matters the subject of any other pending or threatened litigation, arbitration or other action involving the other Parties.

1.11         Termination of Consortium Agreement.

The Consortium Members hereby agree and confirm that the Consortium Agreement is hereby unconditionally and irrevocably terminated and is of no further force or effect.

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II.           REPRESENTATIONS, WARRANTIES AND OTHER COVENANTS.

Each Party, severally and not jointly, hereby represents and warrants to the other Parties that:

(a)          it has the requisite power and authority to execute, deliver and perform this Agreement,

(b)          the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary action on the part of such Person and no additional proceedings are necessary to approve this Agreement, and

(c)          this Agreement has been duly and validly executed and delivered by such Person and constitutes a legal, valid and binding obligation of such Party, enforceable against such Person in accordance with its terms, subject to the Bankruptcy and Equity Exception; and

(d)          its execution, delivery and performance of this Agreement will not (i) conflict with, require a consent, waiver or approval under, or result in a breach of or default under, any of the terms of any Contract to which such Party is a party or by which such Person is bound; (ii) violate any order, writ, injunction, decree or statute, or any rule or regulation, applicable to such Person or any of the properties or assets of such Person; or (iii) result in the creation of, or impose any obligation on such person to create, any Lien upon such Person’s properties or assets.

III.          MISCELLANEOUS.

3.1           Effectiveness; Termination.

This Agreement shall become effective on the date hereof and shall terminate (except with respect to Section 1.6, Section 1.9, Section 1.11, and this Article III, which, for the avoidance of doubt, shall survive any termination of this Agreement and shall continue in accordance with their terms) upon the earlier of (x) the Effective Time and (y) the termination of the Merger Agreement pursuant to Article IX thereof; provided, that any liability for failure to comply with the terms of this Agreement shall survive such termination.

3.2           Amendment.

This Agreement may be amended or modified and the provisions hereof may be waived, only by an agreement in writing signed by all Parties.

3.3           Severability.

In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

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3.4           Remedies.

Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. No failure or delay on the part of any Party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

3.5           Governing Law; Dispute Resolution; Jurisdiction.

(a)          This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof. All actions arising under the Laws of the State of New York out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York, provided, however, that if such federal court does not have jurisdiction over such action, such action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Each of the Parties agrees that mailing of process or other papers in connection with any such action in the manner provided in Section 3.10 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the Parties hereby (i) submits to the exclusive jurisdiction of any of the above-named courts for the purpose of any action arising under the Laws of the State of New York out of or relating to this Agreement brought by any party hereto and (ii) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (A) any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 3.5, (B) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) to the fullest extent permitted by applicable Law, any claim that (1) the action in such court is brought in an inconvenient forum, (2) the venue of such action is improper or (2) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(b)          Each Party hereby irrevocably and unconditionally waives to the fullest extent permitted by applicable Laws any right it may have to trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement.

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3.6           Specific Performance.

Each Party acknowledges and agrees that the other Parties would be irreparably injured by a breach of this Agreement by it and that money damages alone are an inadequate remedy for actual or threatened breach of this Agreement. Accordingly, each Party shall be entitled to specific performance or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement, in addition to all other rights and remedies available at law or in equity to such Party, including the right to claim money damages for breach of any provision of this Agreement.

3.7           Other Agreements.

This Agreement and the other agreements referenced herein or delivered in connection herewith, constitutes the entire agreement, and supersedes all prior agreements, understandings, negotiations and statements, both written and oral, among the Parties or any of their Affiliates with respect to the subject matter contained herein and such other agreements as are referenced herein or delivered in connection herewith which shall continue in full force and effect in accordance with their terms except as being expressly amended, clarified and supplemented herein.

3.8           Assignment.

This Agreement may not be assigned by any Party or by operation of law or otherwise without the prior written consent of each of the other Parties; provided that no such assignment shall relieve the assigning party of its obligations hereunder if the assignee does not perform its obligations. Any attempted assignment in violation of this Section 3.8 shall be void.

3.9           Interpretation.

The Section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. The words such as “herein,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context requires otherwise. The word “including,” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

3.10         Notice.

All notices and other communications hereunder shall be in writing in the English language and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile or e-mail, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail (return receipt requested, postage prepaid). All notices hereunder shall be delivered to the addresses set forth below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 3.10):

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(i)	If to SEEK:

SEEK International Investments Pty Ltd.

Level 6, 541 St Kilda Road,

Melbourne, Victoria 3004, Australia

Attention: Ronnie Fink,

Facsimile: +61 3 8525 5015

Email: rfink@seek.com.au

With a copy (which shall not constitute notice) to:

O’Melveny & Myers

31/F AIA Central

1 Connaught Road Central, Hong Kong

Attention:	Nima Amini
Facsimile:	+852 2522-1760
Email:	namini@omm.com

(ii)	If to Merger Company:

Zebra Mergerco, Ltd.

c/o Citco Trustees (Cayman) Limited

89 Nexus Way

Camana Bay

P.O. Box 31106

Grand Cayman KY1-1205

Cayman Islands

Attention:	Company Secretary
Facsimile:	+1 (345) 945-7566

with a copy to (which alone shall not constitute notice):

Weil, Gotshal & Manges LLP

29/F Alexandra House

18 Chater Road

Central, Hong Kong

Attention: Akiko Mikumo

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Facsimile: +852-3015-9354

E-mail: akiko.mikumo@weil.com

with a copy to (which alone shall not constitute notice):

Paul Hastings

21-22/F Bank of China Tower

1 Garden Road

Central, Hong Kong

Attention: Douglas Freeman / Victor Chen

Facsimile: +852-3192-9730 / +852-3192-9729

E-mail: douglasfreeman@paulhastings.com / victorchen@paulhastings.com with a copy to (which alone shall not constitute notice):

Suite 1606

One Exchange Square

8 Connaught Place

Central, Hong Kong

Attention: Adam Hornung

Facsimile: +852 2179-1978

E-mail: legal@hillhousecap.com

with a copy to (which alone shall not constitute notice):

Suite 705-708 ICBC Tower

3 Garden Road

Central, Hong Kong

Attention: Mr. George Chuang / Mr. Brian Lee

Facsimile: +852-3107-2490

E-mail: georgechuang@fountainvest.com / brianlee@fountainvest.com

(iii)	If to the Hillhouse Entities:

Suite 1606

One Exchange Square

8 Connaught Place

Central, Hong Kong

Attention: Adam Hornung

Facsimile: +852 2179-1978

E-mail: legal@hillhousecap.com

With a copy (which shall not constitute notice) to:

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Weil, Gotshal & Manges LLP

29/F Alexandra House

18 Chater Road

Central, Hong Kong

Attention: Akiko Mikumo

Facsimile: +852-3015-9354

E-mail: akiko.mikumo@weil.com

(iv)	If to the FountainVest Entities:

Suite 705-708 ICBC Tower

3 Garden Road

Central, Hong Kong

Attention: Mr. George Chuang / Mr. Brian Lee

Facsimile: +852-3107-2490

E-mail: georgechuang@fountainvest.com / brianlee@fountainvest.com

With a copy (which shall not constitute notice) to:

Paul Hastings

21-22/F Bank of China Tower

1 Garden Road

Central, Hong Kong

Attention: Douglas Freeman / Victor Chen

Facsimile: +852-3192-9730 / +852-3192-9729

E-mail: douglasfreeman@paulhastings.com / victorchen@paulhastings.com

3.11         Reliance.

Each of the Parties hereby agrees and acknowledges that:

(a)          whenever in this Agreement a determination, decision or approval by any or all of the Hillhouse Entities is called for, or any action or remedy is provided for the benefit of any or all of the Hillhouse Entities, including (a) any consent, determination or action by any or all of the Hillhouse Entities hereunder (whether separately or by virtue of the fact any consent, determination or action is called for, or provided for the benefit of any group in respect of which a Hillhouse Entity forms a part, such as reference to “Party,” or “Consortium Members” or “Equity Sponsors”), or (b) any exercise of any Hillhouse Entity’s rights or remedies under this Agreement or any action on behalf of the Hillhouse Entities to enforce such rights and remedies or any obligation of any Hillhouse Entities under this Agreement, each of the Parties other than the Hillhouse Entities shall be entitled to have regard only to, and to rely absolutely upon and act in accordance with, without any liability to any such Party for having relied or acted thereon, notices, including requests, elections or proposals, issued in writing by any of the Hillhouse Entities as constituting valid instruction from all of the Hillhouse Entities. Service of any notice or other communication on any Hillhouse Entities in the manner provided in Section 3.10 shall be deemed to constitute valid service thereof on all the Hillhouse Entities; and

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(b)          whenever in this Agreement a determination, decision or approval by any or all of the FountainVest Entities is called for, or any action or remedy is provided for the benefit of any or all of the FountainVest Entities, including (a) any consent, determination or action by any or all of the FountainVest Entities hereunder (whether separately or by virtue of the fact any consent, determination or action is called for, or provided for the benefit of any group in respect of which a FountainVest Entity forms a part, such as reference to “Party,” or “Consortium Members” or “Equity Sponsors”), or (b) any exercise of any FountainVest Entity’s rights or remedies under this Agreement or any action on behalf of the FountainVest Entities to enforce such rights and remedies or any obligation of any FountainVest Entities under this Agreement, each of the Parties other than the FountainVest Entities shall be entitled to have regard only to, and to rely absolutely upon and act in accordance with, without any liability to any such Party for having relied or acted thereon, notices, including requests, elections or proposals, issued in writing by any of the FountainVest Entities as constituting valid instruction from all of the FountainVest Entities. Service of any notice or other communication on any FountainVest Entities in the manner provided in Section 3.10 shall be deemed to constitute valid service thereof on all the FountainVest Entities.

3.12         Announcements and Confidentiality

(a)          Announcements. No public announcement or statement regarding the existence, subject matter or contents of this Agreement shall be issued by any Party or their Affiliates or Representatives (as defined below) either to the Company (including the Company Board) or to the public without the prior written consent of each of the Consortium Members, which consent shall not be unreasonably withheld, delayed or conditioned, except to the extent that any such announcements are required by laws, a court of competent jurisdiction, a regulatory body or international stock exchange, and then only after the form and terms of such disclosure have been notified to the Consortium Members and the Consortium Members have had a reasonable opportunity to comment thereon, in each case to the extent reasonably practicable. Any public announcement to be made by the Parties or their Affiliates in connection with the Transactions shall be jointly coordinated and agreed by all of the Parties. For purposes of this Section 3.12, “Representatives” of a Party means that Party’s officers, directors, employees, accountants, counsel, financial advisors, consultants, other advisors, commercial bankers, lending institutions, general partners, limited partners, and other potential debt and equity financing sources. For the avoidance of doubt, the Representatives shall include the Advisors.

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(b)          Confidentiality.

(i)          Except as permitted under Section 3.12(c), each Party shall not, and shall direct its Affiliates and Representatives not to, without the prior written consent of the other Parties, disclose any Confidential Information received by it (the “Recipient”) from any other Party (the “Discloser”). Each Party shall not and shall direct its Affiliates and Representatives not to, use any Confidential Information for any purpose other than for the purposes of this Agreement or the Transactions. For purposes of this Section 3.12, “Confidential Information” means (A) all written, oral or other information obtained in confidence by one Party from any other Party in connection with this Agreement or the Transactions, unless such information (x) is already or becomes known to such first Party on a non-confidential basis from a source not known by such first Party to be bound by a duty of confidentiality, or (y) is or becomes publicly available other than through a breach of this Agreement by such Party or its Affiliates or Representatives, and (B) the existence or terms of, and any negotiations or discussions relating to, this Agreement, the Merger Agreement and the Transactions.

(ii)         Subject to Section 3.12(b)(iii), the Recipient shall safeguard and return to the Discloser, on demand, any Confidential Information, and in the case of electronic data that constitutes Confidential Information, to return or destroy such Confidential Information (other than any electronic data stored on the back-up storage of the Recipient’s hardware) at the option of the Recipient.

(iii)        Each Party may retain in a secure archive a copy of the Confidential Information referred to in Section 3.12(b)(i) if the Confidential Information is required to be retained by the Party for regulatory purposes or in connection with a bona fide document retention policy.

(iv)        Each Party acknowledges that, in relation to any Confidential Information received from a Discloser, the obligations contained in this Section 3.12(b) shall continue to apply for a period of twelve (12) months following the termination of this Agreement unless otherwise agreed in writing.

(c)          Permitted Disclosures. A Party may make disclosures (i) to those of its Affiliates and Representatives as such Party reasonably deems necessary to give effect to or enforce this Agreement (including potential sources of capital), but only on a confidential basis and the Party should sign a confidentiality agreement, as applicable, which contains similar content to Section 3.12(b), with the Recipient; (ii) if required by law or a court of competent jurisdiction, the SEC or another regulatory body or international stock exchange having jurisdiction over a Party or its Affiliates or pursuant to whose rules and regulations such disclosure is required to be made, but only after the form and terms of such disclosure have been notified to the other Parties and the other Parties have had a reasonable opportunity to comment thereon, in each case to the extent legally permissible and reasonably practicable; or (iii) if the information is publicly available other than through a breach of this Agreement by such Party or its Affiliates or Representatives.

3.13         Counterparts.

This Agreement may be executed in two or more consecutive counterparts (including by facsimile or email pdf format), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, email pdf format or otherwise) to the other Parties.

[Signature pages follow]

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IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above

SEEK INTERNATIONAL INVESTMENTS PTY LTD.

By:	/s/ Ronnie Fink
Name: Ronnie Fink
Title: Director

[Signature Page to Interim Investors Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above

ZEBRA MERGERCO, LTD.

By:	/s/ Colm O'Connell
Name: Colm O'Connell
Title: Director

[Signature Page to Interim Investors Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above

HILLHOUSE CAPITAL MANAGEMENT, LTD.

By:	/s/ Cuifang (Tracy) Ma
Name: Cuifang (Tracy) Ma
Title: Authorised Signatory

HH RSV-XVIII Holdings Limited

By:	/s/ Colm O'Connell
Name: Colm O'Connell
Title: Director

HILLHOUSE CAPITAL FUND III, L.P.
By: Hillhouse Fund III Holdings GP, Ltd., its general partner

By:	/s/ Colm O'Connell
Name: Colm O'Connell
Title: Director

[Signature Page to Interim Investors Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above

FV INVESTMENT HOLDINGS

By:	/s/ Kui Tang
Name: Kui Tang
Title: Director

BELLA AGENT HOLDING LIMITED

By:	/s/ Brian Lee
Name: Brian Lee
Title: Director

“FOUNTAINVEST EQUITY SPONSORS”:

FOUNTAINVEST CHINA GROWTH CAPITAL-A FUND II, L.P.
By FountainVest China Growth Partners GP2 Ltd., its general partner

By:	/s/ Kui Tang
Name: Kui Tang
Title: Director

[Signature Page to Interim Investors Agreement]

FOUNTAINVEST CHINA GROWTH FUND II, L.P.
By FountainVest China Growth Partners GP2 Ltd., its general partner

By:	/s/ Kui Tang
Name: Kui Tang
Title: Director

FOUNTAINVEST CHINA GROWTH CAPITAL FUND II, L.P.
By FountainVest China Growth Partners GP2 Ltd., its general partner

By:	/s/ Kui Tang
Name: Kui Tang
Title: Director

[Signature Page to Interim Investors Agreement]

Exhibit A

Non-Equity Financing Arrangements

Please refer to the spreadsheets titled “ZPIN Sources and Uses - Base Case” and “ZPIN Sources and Uses - Best Case” attached hereto, which are incorporated herein by reference.

Exhibit B

Agreed Terms of Shareholders Agreement

Exhibit C

Surviving Company Equity Ownership

Shareholder	Percentage of Equity Interests of Surviving Company	Class
SEEK	61.1%	Class B Ordinary Shares
Hillhouse Investor	26.3%	Class A Ordinary Shares
FountainVest Investor	12.6%	Class A Ordinary Shares
Total	100%